UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2012

The Blackstone Group L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33551	20-8875684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

345 Park Avenue New York, New York	10154
(Address of principal executive offices)	(Zip Code)

(212) 583-5000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 5, 2012, The Blackstone Group L.P. (“Blackstone”), through its subsidiary, Graphite Holdings LLC (“Graphite”), completed its previously announced acquisition of the entire share capital of Harbourmaster Capital (Holdings) Limited (“Harbourmaster”), a Jersey company, pursuant to the sale and purchase agreement, dated as of October 6, 2011, by and between Graphite, RIT Capital Partners PLC, Clearbrook Lighthouse Investments LP, Beacon Acquisitions LLP, Fabio Salvalaggio, Stewart Wilkinson, Cremount Assets Limited, Mark Moffat, Alan Kerr and Ogier Corporate Services (Jersey) Limited (solely in its capacity as a representative of the various sellers).

Blackstone paid cash of €120.8 million ($154.5 million) for Harbourmaster’s share capital, net of the excess cash held at Harbourmaster at final closing and net of investments owned by Harbourmaster (and its principals) in its managed products.

On January 5, 2012, Blackstone issued a press release announcing the completion of its previously announced acquisition of Harbourmaster. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired.

If and to the extent required, the financial statements provided for by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

If and to the extent required, the financial statements provided for by Item 9.01(b) of Form 8-K will be furnished by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press release of The Blackstone Group L.P. dated January 5, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2012

The Blackstone Group L.P.
By: Blackstone Group Management L.L.C., its General Partner

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Chief Financial Officer